FOLEY & LARDNER
                      POST OFFICE BOX 240
                JACKSONVILLE, FLORIDA 32202-3510
      200 LAURA STREET, JACKSONVILLE, FLORIDA  32202-3527
                    TELEPHONE (904) 359-2000
                    FACSIMILE (904) 359-8700

                         March 25, 1998


Excal Enterprises, Inc.
100 N. Tampa St., Suite 3575
Tampa, Florida 33602

          Re:    Registration  Statement  on  Form  S-8
          Relating  to Shares of Common Stock  Issuable
          Pursuant to Various Agreements with W.  Carey
          Webb, W. Aris Newton and John L. Caskey

Ladies and Gentlemen:

      This opinion is being furnished in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Excal Enterprises, Inc. (the "Company"), under the Securities Act of 1933, as amended, for the registration of up to 547,500 shares of common stock par value $0.001 (the "Shares") issuable pursuant to the following agreements (collectively, the "Agreements"):

     (i) an Employment Agreement dated August 15, 1994 between the Company and W. Carey Webb, the Company's President and Chief Executive Officer, as amended by First Amendment to Employment Agreement between the Company and Carey Webb dated April 3, 1996 and as supplemented by a Nonqualified Stock Option Agreement between the Company and Carey Webb dated February 18, 1998 (collectively, the "Webb Agreements");

     (ii) a Nonqualified Stock Option Agreement dated February 18, 1998 between the Company and Aris Newton, a Vice President and director of the Company, and a Nonqualified Stock Option Agreement dated February 18, 1998 between the Company and Aris Newton (the "A. Newton Agreements"); and

     (iii) a Nonqualified Stock Option Agreement dated February 18, 1998 between the Company and John L. Caskey, a director of the Company, and a Nonqualified Stock Option Agreement dated February 18, 1998 (the "Caskey Agreements").

     We have examined and are familiar with the following:

      A. Certificate of Incorporation of the Company, as amended, as filed in the Office of the Secretary of State of the State of Delaware;

     B.   Bylaws of the Company;

      C. The proceedings of the Board of Directors of the Company in connection with the approval of the Agreements; and

      D. Such other documents, Company records and matters of law as we have deemed to be pertinent.

     Based on the foregoing, it is our opinion that:

      1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and when issued in accordance with the terms of the Agreements will be duly and validly issued, fully paid and nonassessable.

      We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                FOLEY & LARDNER



                                By:   /s/ Linda Y. Kelso
                                   Linda Y. Kelso